                                                                   Exhibit 10.72


                                 April 21, 1998



Lawrence T. Friedhoff, M.D., Ph.D.
525 River Vale Road
River Vale, New Jersey  07675

Dear Dr. Friedhoff:

         I am very pleased to offer you a position at Aura Laboratories, Inc. ("Aura"), a subsidiary of Andrx Corporation ("Andrx"), upon the following terms:

(1)     Position:          Executive Vice President R&D, supervising the
                           preclinical and clinical operations of Aura and performing such other duties as may be delegated to you by Andrx.

(2)     Reporting To:      Eliot F. Hahn, Ph.D., President

(3)     Salary:            $255,000 annually

(4)     Stock              Options: 20,000 shares of Andrx common stock.
                           Although the actual stock option grant, vesting schedule and exercise price of those options will be determined by the Compensation Committee of the Board of Directors of Andrx Corporation, we anticipate that these options will vest in equal annual increments of 5,000 shares over a four-year period of time.
                           Additional options will be periodically granted based upon your performance and the performance of your work group.

(5)     Office:            To be determined, but your immediate work group will
                           be based in the Northern Bergen County, New Jersey area.

(6)     Benefits:          Andrx maintains a 401(k) plan and makes a "matching"
                           contribution of 50% of the amount you contribute to the plan, up to 5% of your annual compensation and applicable laws. Andrx also maintains group medical, dental and life insurance plans for all of its full-time employees and their families. Andrx will secure alternative medical benefits (an indemnity medical insurance policy and will pay for your COBRA benefits until that policy is in place) for you and the other employees in the New Jersey office, and will include those employees in its other benefit plans, such as its 401(k) plan. If you are concerned that any particular benefit is unavailable to you through Andrx, we will work with you to resolve that problem.

Lawrence T. Friedhoff, M.D., Ph.D.
April 21, 1998
Page 2


(7)     Expenses:          Aura will pay or reimburse you for all reasonable
                           travel, educational, entertainment and other expenses which you incur in connection with the performance of your duties, provided such expenses are appropriately documented and are within the budget Aura establishes for you and your office.

(8)     Report             Date: As soon as possible.

(9)     Other              Activities: Aura will allow you to engage in such
                           other business activities as you desire including, but not limited to, those specifically set forth in subparagraphs "A-D" hereof, provided such activities do not (i) conflict with any activities which Andrx then engages in or, prior to your request, contemplates engaging in or (ii) detract from the time and quality of work you are expected to perform for Andrx. Prior to engaging in any such other activity, you will be expected to disclose, in writing, the general nature of the activity which you seek to engage in and the time commitment which you envision for such endeavor. If reasonably acceptable to Aura under the terms outlined above, Aura will issue a written acceptance permitting you to perform that outside activity on the terms specified or on such other terms we may agree upon. Any intellectual property rights derived from permitted outside activities will belong to you, rather than to Aura.
                           Andrx recognizes that this right to engage in "Other
                           Activities" represents a significant consideration in your decision to accept this offer and that in doing so, you are relying on Andrx's representation that it will make good faith efforts to implement this paragraph.

         Pursuant to the foregoing, at this time Aura permits you to continue the following categories of projects, previously disclosed by you:

         A. Discover, development and/or commercialization of new chemical entities and/or natural products which you commenced working on prior to your employment.

         B. Discover, development and/or commercialization of combinations of currently marketed products which you commenced working on prior to your employment.

         C.    Development activities rendered on a PRO BONO basis.

         D.    Teaching and/or academic activities.

         Aura's acceptance of A and B above is based on your representation that those activities do not conflict with Aura's plans, as discussed with you. Aura acknowledges that the foregoing activities will entail a time commitment from you of approximately eight (8) hours per week.

Lawrence T. Friedhoff, M.D., Ph.D.
April 21, 1998
Page 3


         This offer of employment assumes that you employment by Aura and the performance of your duties will not violate the terms of any non-compete or other agreements to which you are a party. Moreover, as your position will give you access to information which Andrx keeps confidential, your execution of a Confidentiality and Non-Competition Agreement will be a condition of your employment.

         I am sure that you will find the environment here at Andrx both stimulating and rewarding and we look forward to your joining us. Should you have any questions, please feel free to call me.

         Please signify your acceptance of this offer by signing a copy of this letter where indicated below and returning that copy to me by either fax (at 954-792-1034) or by mail as soon as possible.

                                              Sincerely,


                                              /s/ Elliot F. Hahn
                                              -----------------------------
                                              Elliot F. Hahn, Ph.D.
                                              President

AGREED TO AND ACCEPTED ON
THIS 13TH DAY OF MAY, 1998


/s/ Lawrence T. Friedhoff
-------------------------
Lawrence T. Friedhoff, M.D., Ph.D.


cc:      Chih-Ming Chen, Ph.D.
         Alan Cohen
         Scott Lodin